UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                 Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cracker Barrel Old Country Store, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On October 1, 2020, Cracker Barrel Old Country Store, Inc. (the “Company”) issued the following press release.

Cracker Barrel Old Country Store® Files Definitive Proxy and Sends Letter to Shareholders

Urges Shareholders to Support its Highly Qualified Slate of Directors by Voting the WHITE Proxy Card

LEBANON, Tenn. (October 1, 2020) – Cracker Barrel Old Country Store® (Nasdaq: CBRL) (“Cracker Barrel” or the “Company”) today filed definitive proxy materials with the Securities and Exchange Commission in connection with the Company’s upcoming Annual Meeting of Shareholders to be held on November 19, 2020. Shareholders of record as of September 18, 2020 will be entitled to vote at the meeting. The proxy statement and other important information related to the Annual Meeting can be found at CrackerBarrelShareholders.com.

The Company today also sent a letter to shareholders from its President and Chief Executive Officer Sandra B. Cochran. In the letter, Ms. Cochran details the decisive actions the Company’s Board and management team have taken to strengthen Cracker Barrel during the coronavirus pandemic, and addresses the Company’s long track-record of shareholder value creation and high corporate governance standards.

The Cracker Barrel Board of Directors and Management team urges all shareholders to vote the WHITE proxy card “FOR” all of the Company’s highly qualified director nominees.

The full text of the letter follows:

October 1, 2020

Dear Fellow Shareholder:

I hope this letter finds you and your family safe and healthy in these unprecedented times.

Each year, with the publication of our Annual Report, we have the chance to reflect upon the year that just ended. This year, more than ever, I have been struck by the strength of our brand, the loyalty of our guests, the talent of our people and the power of our culture to deliver shareholder value. I hope that when you finish reading this letter, you will have greater insight into our Company and believe that your Board and your management team are worthy of your continued investment and confidence.

I also hope that you will support us as we respond to yet another attempt by Sardar Biglari to influence our strategy and gain board representation. Our long-term shareholders are already familiar with Mr. Biglari and his four previous failed proxy contests over the last ten years. For those of you who may have joined us more recently, I hope you will do as your fellow shareholders have done on each of these previous occasions and once again reject Mr. Biglari’s views as well as his proposed director nominee.

2020 – A Year Unlike Any Other

We began fiscal 2020 with enthusiasm following a strong 2019 in which we grew our comparable store restaurant sales by 2.6%, achieved strong profitability, generated significant cash flow, and distributed dividends to our shareholders of $8.00 per share. Through the first two quarters of our fiscal 2020, we achieved results that were ahead of our 2020 plan and we looked forward to finishing the year even stronger than we had in 2019.

Then the world changed. The coronavirus was declared a pandemic early in our third quarter, and it hit the casual dining industry particularly hard. In a matter of just two weeks we went from moving “full steam ahead” against our strategic plan to working around the clock to adapt to an unforeseeable and extremely challenging environment.

And work around the clock we did. With the full engagement of our Board of Directors and in communication with our shareholders:

•	We drew down our credit facilities to bolster our cash and analyzed how to maximize benefits available to us under the CARES Act;

•	We renegotiated contracts with our landlords and our vendors, and reorganized our workforce in a responsible and sustainable manner;

•	We adjusted our entire business model away from dine-in service and converted over 660 stores to off-premises service only, culling our menu and rolling out curbside delivery virtually overnight;

•	We zealously managed our liquidity and entered into an expanded sale-and-leaseback arrangement that increased our available cash by $145 million; and

•	Most importantly, we lived up to our People Promise and took care of our employees by giving them continuation pay, providing them with free meals, food and supplies at cost, extending their benefits eligibility, and helping them stay in touch with their stores.

These efforts and a thousand others, big and small, resulted in our achieving positive operating income of more than $103 million in fiscal 2020, and allowed us to outperform many of our casual dining peers on a total shareholder return (TSR) basis in year-to-date calendar 2020. We also realized several longer-term achievements that we believe will deliver value to our shareholders for years to come:

•	First, by taking care of our employees through the first six months of the pandemic, we maintained readiness, engendered loyalty, and built on our already outstanding culture. This is what has allowed us to call on tens of thousands of well-trained employees to return to work as restrictions have eased around the country.

•	Second, we identified and instituted business model improvements designed to generate approximately $50 million in annual, sustainable savings that should benefit the Company for many years in the future.

•	Third, we did not stop investing in and advancing our critical strategic initiatives, like the expansion of our digital and technological capabilities, our menu innovation, our off-premises business, the national rollout of beer and wine, and the growth of our Maple Street Biscuit Company concept. These programs are foundational for our continued growth and performance.

•	Fourth, we continued our long-term commitment to Board succession and refreshment and attracted two more outstanding directors, Gilbert Dávila and Gisel Ruiz, to our Board. They join Meg Crofton and Carl Berquist as the third and fourth world-class directors we have added since 2017. With their expertise and experience as leaders of some of the most iconic companies in the world, including Walt Disney, Marriott, and Walmart, we believe they are the caliber of director our Company needs and deserves.

Cracker Barrel’s Performance and Capital Allocation Record is Strong and We Return Money to Our Shareholders

Our ability to adapt and persevere during the challenges of 2020 reflects the same commitments to operational excellence, prudent capital allocation, strategic vision and Board leadership that have allowed us to consistently deliver extraordinary short and long-term value for our shareholders. Prior to the pandemic, Cracker Barrel’s 10-year TSR1 was 520%; almost triple that of the S&P MidCap 400 Index and significantly better than the 361% median return of our family / casual dining peers2. We also delivered higher TSR against the median of our family/casual dining peers over the 5-year period prior to the pandemic and have done so year-to-date in calendar 2020 as well.

Our Board and management team have delivered these results by approaching capital allocation in a deliberate and strategic manner. As a key part of our capital allocation strategy, we return a significant amount of capital to our shareholders through dividends and prudent share repurchases. Since 2011, Cracker Barrel has returned more than $1.3 billion of capital to shareholders, and we increased dividends by more than 850% between 2011 and 2019. Prior to suspending our dividends in the wake of the pandemic, we had declared an additional special dividend for five consecutive years when our Board determined that the needs to grow our business had been appropriately met and that the best use of our remaining cash was to return it directly to shareholders.

Cracker Barrel’s Strategic Framework

Since 2011, we have deployed our capital and built our strategic plans around a framework of Enhancing Our Core, Expanding our Footprint, and Extending our Brand.

We Enhance our Core through strategic initiatives designed to ensure that Cracker Barrel evolves to stay relevant, serve the needs of our guests, and deliver value to our shareholders into the future. Examples include innovating our menu (such as our Southern Fried Chicken platform and beer and wine initiative), improving our digital platforms, building our off-premises channels, and pursuing business model improvements and systemic cost-savings.

We Expand our Footprint by opening new stores and expanding into new markets, such as California. Because these markets may have higher real estate and labor costs and lower brand awareness, we approach these markets gradually. Our goal is to learn and then adapt our business model in ways that will allow us to operate profitably and deliver shareholder value over the long term.

Finally, we Extend our Brand by seeking opportunities where we can leverage our scale and expertise and either create or invest in other concepts that are complementary to our own. We continually and critically review various opportunities in our industry, and we do not move forward unless we believe them to be compelling. Over the last decade, we have invested in three such concepts: Holler & Dash Biscuit House, Punch Bowl Social, and Maple Street Biscuit Company.

Recent Investments

In 2016, we identified the exciting space of fast casual breakfast and lunch as one holding significant potential, and we launched Holler & Dash. After several years of gaining critical learnings about the space, we acquired Maple Street Biscuit Company in 2020 because of its scale, brand, and attractive unit economics and converted our existing Holler & Dash units into Maple Street locations. Like Cracker Barrel, Maple Street has performed admirably during the pandemic, and we believe it can grow into a meaningful contributor to our bottom line as we open more units.

1 TSR calculated from 2/21/2010 to 2/21/2020 and includes reinvested dividends

2 Family / Casual dining peers include BJ’s Restaurants, Bloomin’ Brands, Brinker, Cheesecake Factory, Darden, Dave & Busters, Denny’s, Dine Brands and Texas Roadhouse. Bloomin’ Brands and Dave and Busters excluded from 10-year TSR.

While we believe our acquisition of Maple Street will prove to be a success, we cannot say the same about our investment in Punch Bowl Social, a concept that was widely considered one of the most highly-regarded brands in the growing space of “eatertainment.” Despite adhering to our capital allocation disciplines in making our investment, the company was unfortunately decimated by the pandemic.

We invested in Punch Bowl Social after months of due diligence and negotiations. At the time we made our investment, Punch Bowl Social had what our Board and I regarded to be a solid sales and profitability profile, high growth potential, a sound management team, a focus on innovation, and a guest base of urban millennials and Gen-Z consumers that was complementary to our own, while also offering us the possibility to better leverage guest and demographic data. We believed that our expertise in overseeing a highly experiential brand, our ability to manage complex operating systems to optimize labor and food costs, our purchasing power, and our real estate and construction expertise would help Punch Bowl perform better and grow faster.

After making our investment, we worked closely with the Punch Bowl management team to help them refine the company’s business model to address certain issues common to many growth companies, and we were making progress when the pandemic struck. Because Punch Bowl Social is a large-scale concept whose revenues are driven by large in-person social gatherings and corporate events, its business was devastated by the pandemic. All Punch Bowl operating units were forced to close at the outset of the pandemic, and the company soon lost substantially all of its workforce at all levels.

Given this reality, it became clear to us that Punch Bowl would require significant management attention and millions of dollars of capital, above and beyond any funds available under the CARES Act, just to survive. In light of the highly uncertain environment in March, our Board and management team determined that these resources would be better spent on Cracker Barrel and Maple Street than on mothballing, and eventually resuscitating, Punch Bowl. Six months later, Punch Bowl continues to struggle because of the pandemic, and we believe it is likely to remain challenged for the foreseeable future.

Punch Bowl Social is one of the thousands of unfortunate corporate casualties of the pandemic. While we are obviously very disappointed with the outcome of our investment, we are more disappointed that we never got the opportunity to prove out our investment thesis and grow Punch Bowl Social to its full potential.

Cracker Barrel Has a World-Class Board and a Deliberate and Successful Track Record of Board Refreshment

We believe Cracker Barrel has delivered strong and consistent results for our shareholders because we are led and guided by an outstanding group of directors who are diverse in their gender, race, and ethnicity, but also in their ages, tenure, and most importantly, experiences and skill sets. This is no accident, but rather the result of a deliberate approach to Board enhancement and refreshment.

We have a world-class group of accomplished directors with significant public company experience and track records of delivering shareholder value at highly relevant companies. As noted earlier, four have joined us within just the last three years. Together they bring a blend of perspectives, skills, and experiences from senior leadership roles at companies such as Walmart, Disney, Marriott, Starbucks, Coca-Cola, and HMS Host.

Our approach to identifying strong directors begins by recognizing that Cracker Barrel is unique in the restaurant industry. We are a highly experiential brand, with an especially complex operational model, serving scratch-cooked food through all three day-parts (breakfast, lunch and dinner), offering breakfast all day, and operating from early morning until late at night 364 days a year. We have a complementary and substantial retail component that generates hundreds of millions of dollars of revenue, and our stores are company-owned rather than franchised. To navigate the unique challenges and opportunities of our brand, our Board thinks carefully about its composition and follows a rigorous and methodical process to ensure we have directors who are up to the task.

We Believe Mr. Biglari’s Ideas are not Credible and his Nominee Will Not Enhance our Board

Despite our solid performance and strong corporate governance, Mr. Biglari, a shareholder who we believe has his own agenda, will, together with entities he controls, be sending you a proxy statement claiming that we should abandon our established Board enhancement process and instead elect his nominee – Raymond Barbrick – as a director. We strongly disagree, and we urge you to discard the Biglari proxy statement and gold voting card.

As an initial observation, we do not believe Mr. Biglari’s views are credible given his long-term track record of lagging performance and problematic governance practices at his own company. After having sold off more than half his interest in Cracker Barrel during the past two years, we believe that Mr. Biglari is now trying, for the fifth time in ten years, to use a proxy contest to advance his own interests.

Prior to investing in Cracker Barrel, Mr. Biglari used a proxy contest as his first step in taking control of another company with a proud history, Steak ’n Shake, without paying a customary “control premium” to that company’s other shareholders. He then renamed the company after himself (Biglari Holdings), licensed his own name for a royalty to Steak ‘n Shake (Steak ‘n Shake…by Biglari) and proceeded to oversee the destruction of tremendous shareholder value. Prior to the onset of the pandemic, Biglari Holdings’ 10-year TSR3 was a NEGATIVE (61%), in contrast to Cracker Barrel’s 520% over the same period. As further evidence of destroyed value, the market value of Biglari Holdings is worth significantly less than the combined net asset value of the businesses it holds.4

We consider the deterioration of Steak ‘n Shake, a brand that once held a storied place in American restaurant history, to be a cautionary tale of poor capital allocation, underinvestment, lack of strategic vision, subpar leadership, and lost brand identity. Even prior to the pandemic, during calendar year 2019, the restaurant operations of Biglari Holdings experienced same-store sales declines of 6.9%, while customer traffic plummeted by 11.2%.

Despite our concerns regarding Mr. Biglari’s track record, his judgment, and his last-minute nomination of Mr. Barbrick, our Board resolved to fully consider Mr. Barbrick as a potential director in keeping with its duties. It did so even though our Board had already identified Gisel Ruiz several months earlier as an outstanding candidate with deep operational and human resources experience as a Walmart senior executive, substantive knowledge of the Cracker Barrel brand, and valuable insights into critical issues of corporate culture, diversity and inclusion.

We engaged a nationally recognized third-party recruiting firm to help our Board assess Mr. Barbrick. They reviewed his background, spoke with third parties who had worked with him, and interviewed him at length. After completing their review, the firm reported that they did not believe Mr. Barbrick to be sufficiently experienced or differentiated to add value to our Board when compared to our existing directors or other potentially available candidates. Despite his career in the restaurant industry, the firm questioned various aspects of Mr. Barbrick’s profile, including the relevancy of his experience over the last thirteen years as an executive in a middle-market company that operates hotels and restaurants as a franchisee and that had largely exited the casual dining segment in which Cracker Barrel operates. They also questioned his track record and his lack of meaningful public company or board experience. Notwithstanding this assessment, three of our independent directors, including two members of our Nominating and Governance Committee (one of whom is also the independent Chairman of our Board), substantively interviewed Mr. Barbrick about his professional experience and skills, his understanding of public company boards and governance, and his knowledge about Cracker Barrel. Based on the findings of these directors and the report of the third-party recruiting firm, our Nominating and Governance Committee unanimously determined that Mr. Barbrick would not contribute meaningful additive experience, skills, or ideas to our Board, most particularly in the very areas where Mr. Biglari claims we need him most – capital allocation, strategy, brand focus, and generating and returning capital to shareholders.

3 TSR calculated from 2/21/2010 to 2/21/2020 and includes reinvested dividends

4 Net asset value as of June 30, 2020.

Following this thorough review, our Board unanimously declined to appoint Mr. Barbrick as a director and unanimously recommends that you reject his nomination by Mr. Biglari. Please support your strong current Board and preserve your investment in Cracker Barrel, by voting the WHITE proxy card included in this mailing for the upcoming 2020 Annual Meeting of Shareholders.

*                              *                               *

Through a year marked by a global pandemic, Cracker Barrel took the right steps in fiscal 2020 to position the Company for long-term success as our country and economy continue to navigate toward better times. While we still face tremendous uncertainty and challenges in fiscal 2021, because of the actions we have taken and the Board we have continued to build, I firmly believe that we are entering the year positioned to continue delivering substantial value to our shareholders into the future.

Mr. Biglari is correct about one thing – Cracker Barrel is one of the greatest restaurant concepts ever created. However, what I believe Mr. Biglari has never understood, but I believe you do, is that it isn’t just “the concept” that makes Cracker Barrel so valuable. It’s the people, the culture, the execution, and our collective commitment to consistently delivering an outstanding employee and guest experience that allow us to deliver our shareholder returns. Never before has this been more apparent to me than after the year we’ve just had.

Your Board and I thank you for the honor of allowing us to lead our great Company, and we hope you will support us so that we may continue to do so into the future.

Sincerely,

Sandra B. Cochran

President and Chief Executive Officer

About Cracker Barrel Old Country Store, Inc.
Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit www.crackerbarrel.com.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements. Economic, competitive, strategic, governmental, technological and other factors and risks that may affect Cracker Barrel’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). Another factor that may impact the company’s business, financial condition and results of operations and of operational improvement initiatives is the impact of the novel coronavirus (“COVID-19”) pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness brought on by additional borrowing necessitated by the COVID-19 pandemic. We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information

Cracker Barrel has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 Annual Meeting of Cracker Barrel shareholders (the “Annual Meeting”). Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel’s directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended July 31, 2020, and the Proxy Statement. To the extent holdings of such participants in Cracker Barrel’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details regarding the nominees of Cracker Barrel’s Board of Directors for election at the Annual Meeting are included in the Proxy Statement. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel’s corporate website at www.crackerbarrel.com.

CBRL-F

Media Contacts:

David Millar / Emily Claffey

Crackerbarrel-svc@sardverb.com

(914) 907-6431 / (516) 455-2027

Heidi Pearce
heidi.pearce@crackerbarrel.com
(615) 235-4315

Investor Contacts:

Jessica Hazel

Jessica.Hazel@crackerbarrel.com

(615) 235-4367

Okapi Partners LLC

(877) 629-6357

On October 1, 2020, the Company mailed the following letter to the shareholders of the Company.

October 1, 2020

Dear Fellow Shareholder:

I hope this letter finds you and your family safe and healthy in these unprecedented times.

Each year, with the publication of our Annual Report, we have the chance to reflect upon the year that just ended. This year, more than ever, I have been struck by the strength of our brand, the loyalty of our guests, the talent of our people and the power of our culture to deliver shareholder value. I hope that when you finish reading this letter, you will have greater insight into our Company and believe that your Board and your management team are worthy of your continued investment and confidence.

I also hope that you will support us as we respond to yet another attempt by Sardar Biglari to influence our strategy and gain board representation. Our long-term shareholders are already familiar with Mr. Biglari and his four previous failed proxy contests over the last ten years. For those of you who may have joined us more recently, I hope you will do as your fellow shareholders have done on each of these previous occasions and once again reject Mr. Biglari’s views as well as his proposed director nominee.

2020 – A Year Unlike Any Other

We began fiscal 2020 with enthusiasm following a strong 2019 in which we grew our comparable store restaurant sales by 2.6%, achieved strong profitability, generated significant cash flow, and distributed dividends to our shareholders of $8.00 per share. Through the first two quarters of our fiscal 2020, we achieved results that were ahead of our 2020 plan and we looked forward to finishing the year even stronger than we had in 2019.

Then the world changed. The coronavirus was declared a pandemic early in our third quarter, and it hit the casual dining industry particularly hard. In a matter of just two weeks we went from moving “full steam ahead” against our strategic plan to working around the clock to adapt to an unforeseeable and extremely challenging environment.

And work around the clock we did. With the full engagement of our Board of Directors and in communication with our shareholders:

•	We drew down our credit facilities to bolster our cash and analyzed how to maximize benefits available to us under the CARES Act;

•	We renegotiated contracts with our landlords and our vendors, and reorganized our workforce in a responsible and sustainable manner;

•	We adjusted our entire business model away from dine-in service and converted over 660 stores to off-premises service only, culling our menu and rolling out curbside delivery virtually overnight;

•	We zealously managed our liquidity and entered into an expanded sale-and-leaseback arrangement that increased our available cash by $145 million; and

•	Most importantly, we lived up to our People Promise and took care of our employees by giving them continuation pay, providing them with free meals, food and supplies at cost, extending their benefits eligibility, and helping them stay in touch with their stores.

These efforts and a thousand others, big and small, resulted in our achieving positive operating income of more than $103 million in fiscal 2020, and allowed us to outperform many of our casual dining peers on a total shareholder return (TSR) basis in year-to-date calendar 2020. We also realized several longer-term achievements that we believe will deliver value to our shareholders for years to come:

•	First, by taking care of our employees through the first six months of the pandemic, we maintained readiness, engendered loyalty, and built on our already outstanding culture. This is what has allowed us to call on tens of thousands of well-trained employees to return to work as restrictions have eased around the country.

•	Second, we identified and instituted business model improvements designed to generate approximately $50 million in annual, sustainable savings that should benefit the Company for many years in the future.

•	Third, we did not stop investing in and advancing our critical strategic initiatives, like the expansion of our digital and technological capabilities, our menu innovation, our off-premises business, the national rollout of beer and wine, and the growth of our Maple Street Biscuit Company concept. These programs are foundational for our continued growth and performance.

•	Fourth, we continued our long-term commitment to Board succession and refreshment and attracted two more outstanding directors, Gilbert Dávila and Gisel Ruiz, to our Board. They join Meg Crofton and Carl Berquist as the third and fourth world-class directors we have added since 2017. With their expertise and experience as leaders of some of the most iconic companies in the world, including Walt Disney, Marriott, and Walmart, we believe they are the caliber of director our Company needs and deserves.

Cracker Barrel’s Performance and Capital Allocation Record is Strong and We Return Money to Our Shareholders

Our ability to adapt and persevere during the challenges of 2020 reflects the same commitments to operational excellence, prudent capital allocation, strategic vision and Board leadership that have allowed us to consistently deliver extraordinary short and long-term value for our shareholders. Prior to the pandemic, Cracker Barrel’s 10-year TSR5 was 520%; almost triple that of the S&P MidCap 400 Index and significantly better than the 361% median return of our family / casual dining peers6. We also delivered higher TSR against the median of our family/casual dining peers over the 5-year period prior to the pandemic and have done so year-to-date in calendar 2020 as well.

5 TSR calculated from 2/21/2010 to 2/21/2020 and includes reinvested dividends

6 Family / Casual dining peers include BJ’s Restaurants, Bloomin’ Brands, Brinker, Cheesecake Factory, Darden, Dave & Busters, Denny’s, Dine Brands and Texas Roadhouse. Bloomin’ Brands and Dave and Busters excluded from 10-year TSR.

Our Board and management team have delivered these results by approaching capital allocation in a deliberate and strategic manner. As a key part of our capital allocation strategy, we return a significant amount of capital to our shareholders through dividends and prudent share repurchases. Since 2011, Cracker Barrel has returned more than $1.3 billion of capital to shareholders, and we increased dividends by more than 850% between 2011 and 2019. Prior to suspending our dividends in the wake of the pandemic, we had declared an additional special dividend for five consecutive years when our Board determined that the needs to grow our business had been appropriately met and that the best use of our remaining cash was to return it directly to shareholders.

Cracker Barrel’s Strategic Framework

Since 2011, we have deployed our capital and built our strategic plans around a framework of Enhancing Our Core, Expanding our Footprint, and Extending our Brand.

We Enhance our Core through strategic initiatives designed to ensure that Cracker Barrel evolves to stay relevant, serve the needs of our guests, and deliver value to our shareholders into the future. Examples include innovating our menu (such as our Southern Fried Chicken platform and beer and wine initiative), improving our digital platforms, building our off-premises channels, and pursuing business model improvements and systemic cost-savings.

We Expand our Footprint by opening new stores and expanding into new markets, such as California. Because these markets may have higher real estate and labor costs and lower brand awareness, we approach these markets gradually. Our goal is to learn and then adapt our business model in ways that will allow us to operate profitably and deliver shareholder value over the long term.

Finally, we Extend our Brand by seeking opportunities where we can leverage our scale and expertise and either create or invest in other concepts that are complementary to our own. We continually and critically review various opportunities in our industry, and we do not move forward unless we believe them to be compelling. Over the last decade, we have invested in three such concepts: Holler & Dash Biscuit House, Punch Bowl Social, and Maple Street Biscuit Company.

Recent Investments

In 2016, we identified the exciting space of fast casual breakfast and lunch as one holding significant potential, and we launched Holler & Dash. After several years of gaining critical learnings about the space, we acquired Maple Street Biscuit Company in 2020 because of its scale, brand, and attractive unit economics and converted our existing Holler & Dash units into Maple Street locations. Like Cracker Barrel, Maple Street has performed admirably during the pandemic, and we believe it can grow into a meaningful contributor to our bottom line as we open more units.

While we believe our acquisition of Maple Street will prove to be a success, we cannot say the same about our investment in Punch Bowl Social, a concept that was widely considered one of the most highly-regarded brands in the growing space of “eatertainment.” Despite adhering to our capital allocation disciplines in making our investment, the company was unfortunately decimated by the pandemic.

We invested in Punch Bowl Social after months of due diligence and negotiations. At the time we made our investment, Punch Bowl Social had what our Board and I regarded to be a solid sales and profitability profile, high growth potential, a sound management team, a focus on innovation, and a guest base of urban millennials and Gen-Z consumers that was complementary to our own, while also offering us the possibility to better leverage guest and demographic data. We believed that our expertise in overseeing a highly experiential brand, our ability to manage complex operating systems to optimize labor and food costs, our purchasing power, and our real estate and construction expertise would help Punch Bowl perform better and grow faster.

After making our investment, we worked closely with the Punch Bowl management team to help them refine the company’s business model to address certain issues common to many growth companies, and we were making progress when the pandemic struck. Because Punch Bowl Social is a large-scale concept whose revenues are driven by large in-person social gatherings and corporate events, its business was devastated by the pandemic. All Punch Bowl operating units were forced to close at the outset of the pandemic, and the company soon lost substantially all of its workforce at all levels.

Given this reality, it became clear to us that Punch Bowl would require significant management attention and millions of dollars of capital, above and beyond any funds available under the CARES Act, just to survive. In light of the highly uncertain environment in March, our Board and management team determined that these resources would be better spent on Cracker Barrel and Maple Street than on mothballing, and eventually resuscitating, Punch Bowl. Six months later, Punch Bowl continues to struggle because of the pandemic, and we believe it is likely to remain challenged for the foreseeable future.

Punch Bowl Social is one of the thousands of unfortunate corporate casualties of the pandemic. While we are obviously very disappointed with the outcome of our investment, we are more disappointed that we never got the opportunity to prove out our investment thesis and grow Punch Bowl Social to its full potential.

Cracker Barrel Has a World-Class Board and a Deliberate and Successful Track Record of Board Refreshment

We believe Cracker Barrel has delivered strong and consistent results for our shareholders because we are led and guided by an outstanding group of directors who are diverse in their gender, race, and ethnicity, but also in their ages, tenure, and most importantly, experiences and skill sets. This is no accident, but rather the result of a deliberate approach to Board enhancement and refreshment.

We have a world-class group of accomplished directors with significant public company experience and track records of delivering shareholder value at highly relevant companies. As noted earlier, four have joined us within just the last three years. Together they bring a blend of perspectives, skills, and experiences from senior leadership roles at companies such as Walmart, Disney, Marriott, Starbucks, Coca-Cola, and HMS Host.

Our approach to identifying strong directors begins by recognizing that Cracker Barrel is unique in the restaurant industry. We are a highly experiential brand, with an especially complex operational model, serving scratch-cooked food through all three day-parts (breakfast, lunch and dinner), offering breakfast all day, and operating from early morning until late at night 364 days a year. We have a complementary and substantial retail component that generates hundreds of millions of dollars of revenue, and our stores are company-owned rather than franchised. To navigate the unique challenges and opportunities of our brand, our Board thinks carefully about its composition and follows a rigorous and methodical process to ensure we have directors who are up to the task.

We Believe Mr. Biglari’s Ideas are not Credible and his Nominee Will Not Enhance our Board

Despite our solid performance and strong corporate governance, Mr. Biglari, a shareholder who we believe has his own agenda, will, together with entities he controls, be sending you a proxy statement claiming that we should abandon our established Board enhancement process and instead elect his nominee – Raymond Barbrick – as a director. We strongly disagree, and we urge you to discard the Biglari proxy statement and gold voting card.

As an initial observation, we do not believe Mr. Biglari’s views are credible given his long-term track record of lagging performance and problematic governance practices at his own company. After having sold off more than half his interest in Cracker Barrel during the past two years, we believe that Mr. Biglari is now trying, for the fifth time in ten years, to use a proxy contest to advance his own interests.

Prior to investing in Cracker Barrel, Mr. Biglari used a proxy contest as his first step in taking control of another company with a proud history, Steak ’n Shake, without paying a customary “control premium” to that company’s other shareholders. He then renamed the company after himself (Biglari Holdings), licensed his own name for a royalty to Steak ‘n Shake (Steak ‘n Shake…by Biglari) and proceeded to oversee the destruction of tremendous shareholder value. Prior to the onset of the pandemic, Biglari Holdings’ 10-year TSR7 was a NEGATIVE (61%), in contrast to Cracker Barrel’s 520% over the same period. As further evidence of destroyed value, the market value of Biglari Holdings is worth significantly less than the combined net asset value of the businesses it holds.8

We consider the deterioration of Steak ‘n Shake, a brand that once held a storied place in American restaurant history, to be a cautionary tale of poor capital allocation, underinvestment, lack of strategic vision, subpar leadership, and lost brand identity. Even prior to the pandemic, during calendar year 2019, the restaurant operations of Biglari Holdings experienced same-store sales declines of 6.9%, while customer traffic plummeted by 11.2%.

Despite our concerns regarding Mr. Biglari’s track record, his judgment, and his last-minute nomination of Mr. Barbrick, our Board resolved to fully consider Mr. Barbrick as a potential director in keeping with its duties. It did so even though our Board had already identified Gisel Ruiz several months earlier as an outstanding candidate with deep operational and human resources experience as a Walmart senior executive, substantive knowledge of the Cracker Barrel brand, and valuable insights into critical issues of corporate culture, diversity and inclusion.

We engaged a nationally recognized third-party recruiting firm to help our Board assess Mr. Barbrick. They reviewed his background, spoke with third parties who had worked with him, and interviewed him at length. After completing their review, the firm reported that they did not believe Mr. Barbrick to be sufficiently experienced or differentiated to add value to our Board when compared to our existing directors or other potentially available candidates. Despite his career in the restaurant industry, the firm questioned various aspects of Mr. Barbrick’s profile, including the relevancy of his experience over the last thirteen years as an executive in a middle-market company that operates hotels and restaurants as a franchisee and that had largely exited the casual dining segment in which Cracker Barrel operates. They also questioned his track record and his lack of meaningful public company or board experience.

Notwithstanding this assessment, three of our independent directors, including two members of our Nominating and Governance Committee (one of whom is also the independent Chairman of our Board), substantively interviewed Mr. Barbrick about his professional experience and skills, his understanding of public company boards and governance, and his knowledge about Cracker Barrel. Based on the findings of these directors and the report of the third-party recruiting firm, our Nominating and Governance Committee unanimously determined that Mr. Barbrick would not contribute meaningful additive experience, skills, or ideas to our Board, most particularly in the very areas where Mr. Biglari claims we need him most – capital allocation, strategy, brand focus, and generating and returning capital to shareholders.

 7 TSR calculated from 2/21/2010 to 2/21/2020 and includes reinvested dividends

8 Net asset value as of June 30, 2020.

Following this thorough review, our Board unanimously declined to appoint Mr. Barbrick as a director and unanimously recommends that you reject his nomination by Mr. Biglari. Please support your strong current Board and preserve your investment in Cracker Barrel, by voting the WHITE proxy card included in this mailing for the upcoming 2020 Annual Meeting of Shareholders.

*                                          *                                          *

Through a year marked by a global pandemic, Cracker Barrel took the right steps in fiscal 2020 to position the Company for long-term success as our country and economy continue to navigate toward better times. While we still face tremendous uncertainty and challenges in fiscal 2021, because of the actions we have taken and the Board we have continued to build, I firmly believe that we are entering the year positioned to continue delivering substantial value to our shareholders into the future.

Mr. Biglari is correct about one thing – Cracker Barrel is one of the greatest restaurant concepts ever created. However, what I believe Mr. Biglari has never understood, but I believe you do, is that it isn’t just “the concept” that makes Cracker Barrel so valuable. It’s the people, the culture, the execution, and our collective commitment to consistently delivering an outstanding employee and guest experience that allow us to deliver our shareholder returns. Never before has this been more apparent to me than after the year we’ve just had.

Your Board and I thank you for the honor of allowing us to lead our great Company, and we hope you will support us so that we may continue to do so into the future.

Sincerely,

Sandra B. Cochran

President and Chief Executive Officer

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements. Economic, competitive, strategic, governmental, technological and other factors and risks that may affect Cracker Barrel’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). Another factor that may impact the company’s business, financial condition and results of operations and of operational improvement initiatives is the impact of the novel coronavirus (“COVID-19”) pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness brought on by additional borrowing necessitated by the COVID-19 pandemic. We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information

Cracker Barrel has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 Annual Meeting of Cracker Barrel shareholders (the “Annual Meeting”). Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel’s directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended July 31, 2020, and the Proxy Statement. To the extent holdings of such participants in Cracker Barrel’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details regarding the nominees of Cracker Barrel’s Board of Directors for election at the Annual Meeting are included in the Proxy Statement. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel’s corporate website at www.crackerbarrel.com.

If you have any questions or need assistance voting contact:

1212 Avenue of the Americas

New York, New York 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6357

Email: info@okapipartners.com

The following materials were posted by the Company to www.CrackerBarrelShareholders.com on October 1, 2020.